Exhibit 99.1

December 15, 2009
FOR IMMEDIATE RELEASE

JUPITER TELECOMMUNICATIONS ANNOUNCES

NOVEMBER 2009 SUBSCRIBER FIGURES

Tokyo, Japan — Jupiter Telecommunications Co., Ltd. (JASDAQ: 4817), the largest multiple system operator (MSO) in Japan based on the number of customers served, has announced that the total subscribing households as of November 30, 2009 served by J:COM’s 23 consolidated franchises reached 3.26 million, up 340,400, or 11.6% since November 30, 2008. Combined revenue generating units (RGUs) for cable television, high-speed Internet access and telephony services reached approximately 5.92 million, up 652,800 or 12.4% since November 30, 2008. The bundle ratio (average number of services received per subscribing household) increased to 1.81 as of November 30, 2009 from 1.80 as of November 30, 2008. The cable television digital migration rate as of November 30, 2009 increased to 89% from 77% as of November 30, 2008.

Year-Over-Year Subscribing Household Comparisons: (Rounded to the nearest hundred)

Total consolidated subsidiaries:  23 franchises; 48 systems:

	Revenue Generating Units					Total
	Cable Television		High-Speed Internet Access	Telephony	RGU Total	Subscribing Households
As of November 30, 2009	2,593,600		1,575,400	1,746,900	5,915,900	3,264,200
	Digital:	2,317,800
As of November 30, 2008	2,355,700		1,366,200	1,541,200	5,263,100	2,923,800

Net year-over-year increase	237,900		209,200	205,700	652,800	340,400
Net increase as percentage	10.1%		15.3%	13.3%	12.4%	11.6%

About Jupiter Telecommunications Co.,Ltd.
Established in 1995, Jupiter Telecommunications Co., Ltd. is Japan’s largest multiple system and channel operator. In system operation, J:COM provides cable television, high-speed Internet access, telephony and mobile services to customers through 23 consolidated subsidiaries at the local level serving 3.26 million subscribing households (as of November 30, 2009) in the Sapporo, Sendai, Kanto, Kansai, and Kyushu regions. The number of serviceable households or “homes passed” in J:COM franchise areas is 12.56 million. In channel operation, J:COM invests in and operates 17 thematic channels which are provided to CATV, satellite and telecom operators. Jupiter Telecommunication’s principal shareholder is LGI/Sumisho Super Media, LP and is a public company, trading on the JASDAQ stock exchange under code No. 4817. For more information (available in English), visit J:COM’s website at http://www.jcom.co.jp/english.html